Exhibit 3.1

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY, L.P.

This Amendment No. 1 (this “Amendment No. 1”) to the Second Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (the “Partnership”) is entered into effective as of February 9, 2004, by Inergy GP LLC, a Delaware limited liability company (the “Managing General Partner”), as managing general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, the Managing General Partner, the Non-Managing General Partner and the Limited Partners of the Partnership entered into that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 7, 2004 (the “Partnership Agreement”);

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the Managing General Partner may amend any provision of the Partnership Agreement without the approval of any Partner or Assignee to reflect a change that, in the discretion of the Managing General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the Managing General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW THEREFORE, the Managing General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a)	Section 5.2(b) is hereby amended in its entirety to read as follows:

“(b) Upon the issuance of any additional Limited Partner Interests by the Partnership, the Non-Managing General Partner may make, but is not obligated to make, additional Capital Contributions equal to its Percentage Interest (quotient determined by dividing such General Partner’s Percentage Interest by the sum of 100 less such General Partner’s Percentage Interest) of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Notwithstanding the preceding sentence and except as set forth in Article XII, the General Partners shall not be obligated to make any additional Capital Contributions to the Partnership.”

(b)	The definition of “Percentage Interest” in Section 1.1 is hereby revised to read in its entirety as follows:

“Percentage Interest” means as of the date of such determination, (a) as to the Non-Managing General Partner, the amount of its aggregate Capital Contributions to the Partnership divided by the aggregate Capital Contributions made to the Partnership by all Partners with it being understood that as of the date of this Amendment No. 1 the Non-Managing General Partner’s Percentage Interest is 2%; (b) as to any Partner or Assignee holding Units, the product obtained by multiplying (i) (A) 100% less (B) the percentage applicable to paragraphs (a) and (c) multiplied by (ii) the quotient obtained by dividing (A) the number of Units held by such Partner or Assignee by (B) the total number of all Outstanding Units; and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the Managing General Partner’s General Partner Interest shall be zero. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.”

(c)	Section 6.1(a) is hereby amended in its entirety to read as follows:

“(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the Non-Managing General Partner until the aggregate Net Income allocated to the Non-Managing General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the Non-Managing General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii) Second, 100% to the Non-Managing General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii) Third, the balance, if any, 100% to the Non-Managing General Partner and the Unitholders, in accordance with their respective Percentage Interests.”

(d)	Section 6.1(b) is hereby amended in its entirety to read as follows:

“(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, 100% to the Non-Managing General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable period and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the Non-Managing General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii) Third, the balance, if any, 100% to the Non-Managing General Partner.”

(e)	Section 6.1(c) is hereby amended in its entirety to read as follows:

“(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”), plus (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to all Unitholders holding Senior Subordinated Units, Pro Rata, until the Capital Account in respect of each Senior Subordinated Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Senior Subordinated Unit for such Quarter;

(D) Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to all Unitholders holding Junior Subordinated Units, Pro Rata, until the Capital Account in respect of each Junior Subordinated Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iv) with respect to such Junior Subordinated Unit for such Quarter;

(E) Fifth, 100% to all Partners in accordance with their relative Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, and plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(v) and 6.4(b)(ii) (the sum of (1), (2), (3) and(4) is hereinafter defined as the “First Liquidation Target Amount”);

(F) Sixth, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and the remainder to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(vi) and 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);

(G) Seventh, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and the remainder to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(vii)and 6.4(b)(iv); and

(H) Finally, to the Non-Managing General Partner, in a percentage equal to its Percentage Interest, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and the remainder to all Unitholders, Pro Rata.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Junior Subordinated Unit, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to the Unitholders holding Junior Subordinated Units, Pro Rata, until the Capital Account in respect of each Junior Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Senior Subordinated Unit, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to the Unitholders holding Senior Subordinated Units, Pro Rata, until the Capital Account in respect of each Senior Subordinated Unit then Outstanding has been reduced to zero;

(C) Third, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(D) Fourth, the balance, if any, 100% to the Non-Managing General Partner.”

(f)	Section 6.1(d)(iii)(A) is hereby amended in its entirety to read as follows:

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the Non-Managing General Partner shall be allocated gross income in an aggregate amount equal to its Percentage Interest.

(g)	Section 6.4 is hereby amended in its entirety to read as follows:

“SECTION 6.4 Distributions of Available Cash from Operating Surplus

(a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to all Unitholders holding Senior Subordinated Units, Pro Rata, until there has been distributed in respect of each Senior Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to all Unitholders holding Junior Subordinated Units, Pro Rata, until there has been distributed in respect of each Junior Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, and the remainder to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(vi) Sixth, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and the remainder to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vii) Seventh, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and the remainder to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(viii) Thereafter, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and the remainder to all Unitholders, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(viii).

(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, 100% to the Non-Managing General Partner and the Unitholders in accordance with their respective Percentage Interests until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the Non-Managing General Partner and the Unitholders in accordance with their respective Percentage Interests until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and the remainder to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and the remainder to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, to the Non-Managing General Partner in a percentage equal to its Percentage Interest, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and the remainder to all Unitholders, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).”

(h)	Section 6.5 is hereby amended in its entirety to read as follows:

“SECTION 6.5 Distributions of Available Cash from Capital Surplus

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the Non-Managing General Partner and the Unitholders, in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed, in a percentage equal to their Percentage Interests, to the Non-Managing General Partner, and the remainder to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.”

(i)	Section 11.3(c) is hereby amended in its entirety to read as follows:

(c) If a successor Non-Managing General Partner is elected in accordance with the terms of Section 11.1, 11.2 or 11.4 and the option described in Section 11.3(a) is not exercised, the successor Non-Managing General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the withdrawing Non-Managing General Partner’s Percentage Interest of the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor Non-Managing General Partner shall, subject to the following sentence, be entitled to its Percentage Interest (as such Percentage Interest may be adjusted from time pursuant to the terms hereof) of all Partnership allocations and distributions. The Managing General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor Non-Managing General Partner’s admission, the successor Non-Managing General Partner’s interest in all Partnership distributions and allocations shall be equal to its Percentage Interest.

Section 2. General Authority. The appropriate officers of the Managing General Partner are hereby authorized to make such further clarifying and conforming changes they deem necessary or appropriate, and to interpret the partnership agreement, to give effect to the intent and purpose of this Amendment No. 1.

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Managing General Partner has executed this Amendment No. 1 as of the date first set forth above.

MANAGING GENERAL PARTNER:

INERGY GP LLC

By:	/s/ John J. Sherman
	Name:	John J. Sherman
	Title:	President and Chief Executive Officer